News Release

AGL Resources reports missing executive
from Sequent Energy Management business

ATLANTA – March 8, 2010 – AGL Resources (NYSE: AGL) today stated that one of its executives, Sequent Energy Management President Douglas N. Schantz, is reported missing following a business trip to New Orleans.

“We are deeply concerned about Doug, and personnel from AGL Resources and Sequent have been working around the clock with law enforcement agencies to determine Doug’s whereabouts,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “Please keep Doug and his family in your thoughts and prayers until he has been brought back home safely to his family.”

Peter Tumminello, executive vice president at Sequent, currently is serving as acting president of the Houston-based business.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

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Media Contact:
Alan Chapple
Office:  404-584-4095
Cell:     404-783-3011
achapple@aglresources.com